Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 4, 2004, accompanying the financial statements of Dreams, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and the Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Fort Lauderdale, Florida
January 26, 2005